Exhibit 99.1

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

RTI Surgical, Inc.

11621 Research Circle

Alachua, FL 32615

The Board of Directors:

We understand that Bears Holding Sub, Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated November 1, 2018, to the Board of Directors of RTI Surgical, Inc. (“RTI”) as part of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the joint proxy and consent solicitation statement/prospectus that forms a part of the Registration Statement to be delivered to RTI’s stockholders in connection with the proposed transactions involving the Company, RTI, PS Spine Holdco, LLC and Paradigm Spine, LLC.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B to, and references thereto under the headings “Summary—Opinion of RTI’s Financial Advisor”; “Risk Factors—Risks Relating to the Transaction and the Combined Company”; and “The Transaction—Background of the Merger and the Contribution”, “—Recommendation of the RTI Board and Its Reasons for the Transaction” and “—Opinion of RTI’s Financial Advisor” in the joint proxy and consent solicitation statement/prospectus that forms a part of, the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Piper Jaffray & Co.
PIPER JAFFRAY & CO.

December 6, 2018